Exhibit 99.2

To the Limited Partners of

SECOR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
SECOR Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of SECOR Master Fund L.P.:

We have audited the accompanying statements of financial condition of SECOR Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in partners’ capital for the years then ended and for the period August 1, 2013 (commencement of trading operations) to December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of SECOR Master Fund L.P. as of December 31, 2015 and 2014, and the results of its operations and changes in its partners’ capital for the years then ended and for the period August 1, 2013 (commencement of trading operations) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2016

SECOR Master Fund L.P

Statements of Financial Condition

December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $33,495,049 and $0 at December 31, 2015 and 2014, respectively)	$33,497,802	$—
Cash (Note 3c)	313,902	17,260,020
Cash margin (Note 3c)	16,964,156	10,547,930
Net unrealized appreciation on open futures contracts	—	1,364,610
Net unrealized appreciation on open forward contracts	134,101	472,497

Total equity in trading account	50,909,961	29,645,057
Expense reimbursement	52,489	—

Total assets	$50,962,450	$29,645,057

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$445,042	$—
Accrued expenses:
Clearing fees due to MS&Co. (Note 3c)	—	7,762
Professional fees	19,886	32,697

Total liabilities	$464,928	$40,459

Partners’ Capital:
General Partner	—	—
Limited Partners	50,497,522	29,604,598

Total liabilities and partners’ capital	$50,962,450	$29,645,057

See accompanying notes to financial statements.

SECOR Master Fund L.P

Condensed Schedule of Investments

December 31, 2015

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	75	$(106,923)	(0.21)%
Grains	207	(116,959)	(0.23)
Indices	1,122	309,721	0.61
Interest Rates U.S.	243	49,516	0.10
Interest Rates Non-U.S.	2,699	(456,870)	(0.90)
Livestock	14	7,349	0.01
Softs	203	71,545	0.14

Total futures contracts purchased		(242,621)	(0.48)

Futures Contracts Sold
Energy	63	105,227	0.21
Grains	123	48,822	0.10
Indices	1,762	(220,039)	(0.44)
Interest Rates Non-U.S.	2,274	288,015	0.57
Livestock	89	(363,321)	(0.72)
Metals	48	(7,604)	(0.01)
Softs	24	(53,521)	(0.11)

Total futures contracts sold		(202,421)	(0.40)

Net unrealized depreciation on open futures contracts		$(445,042)	(0.88)%

Unrealized Appreciation on Open Forward Contracts
Currencies	$174,770,696	$2,452,519	4.86%
Metals	712	1,492,064	2.95

Total unrealized appreciation on open forward contracts		3,944,583	7.81

Unrealized Depreciation on Open Forward Contracts
Currencies	$174,486,428	(2,776,397)	(5.50)
Metals	773	(1,034,085)	(2.05)

Total unrealized depreciation on open forward contracts		(3,810,482)	(7.55)

Net unrealized appreciation on open forward contracts		$134,101	0.26%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
$33,500,000	1/21/2016	U.S. Treasury bills, 0.19% (Amortized cost of $33,495,049)	$33,497,802	66.34%

Net fair value			$33,186,861	65.72%

See accompanying notes to financial statements.

SECOR Master Fund L.P

Condensed Schedule of Investments

December 31, 2014

	Notional ($)/ Number of Contracts	Fair value	% of Partners’ Capital
Futures Contracts Purchased
Energy	4	$(668)	(0.00)*%
Grains	308	(97,329)	(0.33)
Indices	2,546	241,725	0.82
Interest Rates U.S.	356	122,939	0.42
Interest Rates Non-U.S.	1,291	460,404	1.55
Livestock	56	(25,689)	(0.09)
Metals	27	(35,377)	(0.12)
Softs	91	(6,229)	(0.02)

Total futures contracts purchased		659,776	2.23

Futures Contracts Sold
Energy	132	932,454	3.15
Grains	40	44,100	0.15
Indices	429	(247,046)	(0.83)
Interest Rates U.S.	134	763	0.00 *
Interest Rates Non-U.S.	874	(123,225)	(0.42)
Livestock	6	30,075	0.10
Metals	14	36,169	0.12
Softs	36	31,544	0.11

Total futures contracts sold		704,834	2.38

Net unrealized appreciation on open futures contracts		$1,364,610	4.61%

Unrealized Appreciation on Open Forward Contracts
Currencies	$108,399,807	$1,430,024	4.83%
Metals	368	1,132,716	3.83

Total unrealized appreciation on open forward contracts		2,562,740	8.66

Unrealized Depreciation on Open Forward Contracts
Currencies	$75,121,028	(771,725)	(2.61)
Metals	336	(1,318,518)	(4.45)

Total unrealized depreciation on open forward contracts		(2,090,243)	(7.06)

Net unrealized appreciation on open forward contracts		$472,497	1.60%

Net fair value		$1,837,107	6.21%

*	Due to rounding

See accompanying notes to financial statements.

SECOR Master Fund L.P

Statements of Income and Expense

for the years ended December 31, 2015 and 2014

and for the period August 1, 2013 (commencement of trading operations)

to December 31, 2013

	2015	2014	2013
Investment Income:
Interest income	$12,458	$3,662	$1,979

Expenses:
Clearing fees (Note 3c)	676,324	482,950	105,001
Professional fees	96,918	98,030	68,999

Total expenses	773,242	580,980	174,000
Expense reimbursements	(364,298)	—	—

Net expenses	408,944	580,980	174,000

Net investment loss	(396,486)	(577,318)	(172,021)

Trading results:
Net gains (losses) on trading commodity interests:
Net realized gains (losses) on closed contracts	4,753,782	6,443,439	(421,015)
Net change in unrealized gains (losses) on open contracts	(2,148,048)	1,581,862	255,245

Total trading results	2,605,734	8,025,301	(165,770)

Net income (loss)	$2,209,248	$7,447,983	$(337,791)

See accompanying notes to financial statements.

SECOR Master Fund L.P

Statements of Changes in Partners’ Capital

for the years ended December 31, 2015 and 2014

and for the period August 1, 2013 (commencement of trading operations)

to December 31, 2013

Partners’ Capital
Initial capital contributions from Limited Partners, August 1, 2013	$10,000,000
Net income (loss)	(337,791)
Subscriptions	6,000,000
Redemptions	(277,138)
Distribution of interest income to feeder fund	(1,979)

Partners’ Capital, December 31, 2013	15,383,092
Net income (loss)	7,447,983
Subscriptions	8,888,802
Redemptions	(2,111,617)
Distribution of interest income to feeder fund	(3,662)

Partners’ Capital, December 31, 2014	29,604,598
Net income (loss)	2,209,248
Subscriptions	29,623,345
Redemptions	(10,934,241)
Distribution of interest income to feeder funds	(5,428)

Partners’ Capital, December 31, 2015	$50,497,522

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements

1.     Partnership Organization:

SECOR Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on July 19, 2013, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, indices, U.S. and non-U.S. interest rates, grains, livestock, softs, energy and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. All trading decisions for the Master are made by the Advisor (defined below).

On August 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $10,000,000. On January 1, 2015, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) allocated a portion of its capital to the Master. Spectrum Technical purchased an interest in the Master with cash equal to $9,698,416. The Master was formed to permit accounts managed by SECOR Capital Advisors, LP (the “Advisor”) using a variation of the program traded by SECOR Alpha Master Fund L.P., a proprietary, systematic trading program, to invest together in one trading vehicle.

During the period covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant.

The Master operates under a structure where its investors consist of Emerging CTA and Spectrum Technical (each a “Feeder,” collectively, the “Funds”). Emerging CTA and Spectrum Technical owned approximately 45.6% and 54.4% of the investments in the Master at December 31, 2015, respectively. Emerging CTA owned approximately 100% of the Master at December 31, 2014.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a Master Services Agreement, the Administrator furnishes certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments.     All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurement”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are closed and

SECOR Master Fund L.P.

Notes to Financial Statements

determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Cash.     The Master’s cash includes cash denominated in foreign currencies of $(216,239) and $(246,947) as of December 31, 2015 and 2014, respectively. The cost of foreign currencies was $(215,921) as December 31, 2015 and based on the General Partner’s assessment, the cost of foreign currencies was not materially different from the fair value as of December 31, 2014.

d.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata to the Funds at the time of such determination.

e.	Income Taxes. Income taxes are not listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08. “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” and based on the General Partner’s assessment, the Master is deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.	Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments”, approximates the fair value due to the short term nature of such balances.

h.	Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Master’s financial statements and related disclosures.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) and foreign exchange brokerage account agreement with MS&Co. whereby MS&Co. provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. The Master will pay MS&Co. trading fees for the clearing and, where applicable, execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2015 and 2014, the amount of cash held by the Master for margin requirements was $16,964,156 and $10,547,930, respectively. The Customer Agreement may generally be terminated upon notice by either party.

Prior to April 1, 2014, Spectrum Technical paid to MS&Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Technical allocated to the Advisor as of the first day of each month. Effective April 1, 2014, the flat rate brokerage fee was reduced to 1/12 of 4% per month (a 4% annual rate) of Spectrum Technical’s net assets. Effective October 1, 2014, the flat rate brokerage fee was separated into (i) a General Partner administrative fee payable to the General Partner equal to an annual rate of 2.0% of Spectrum Technical’s net assets, and (ii) an ongoing placement agent fee payable to Morgan Stanley Wealth Management equal to an annual rate of 2.0% of Spectrum Technical’s net assets. The October 1, 2014 fee changes, in the aggregate, did not exceed the flat rate brokerage fee and, accordingly, there was no change to the aggregate fees incurred by Spectrum Technical. The General Partner administrative fees include, and the flat rate brokerage fee included, clearing fees and professional fees that are charged to the Master. Therefore, the Master receives monthly expense reimbursements on clearing fees and professional fees incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month partners’ capital allocation percentage for Spectrum Technical’s investment in the Master. Prior to October 1, 2014, the monthly expense reimbursement was paid by MS&Co. Effective October 1, 2014, the monthly expense reimbursement is paid by the General Partner.

SECOR Master Fund L.P.

Notes to Financial Statements

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and MS&Co. gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2015 and 2014, were 9,032 and 4,730, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2015 and 2014, were 1,180 and 527, respectively. The monthly average number of notional values of currency forward contracts traded during the years ended December 31, 2015 and 2014, were $199,649,350 and $439,284,809, respectively.

SECOR Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of December 31, 2015 and 2014, respectively.

December 31, 2015	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount

Assets
Futures	$1,462,750	$(1,462,750)	$—	$—	$—	$—
Forwards	3,944,583	(3,810,482)	134,101	—	—	134,101

Total assets	$5,407,333	$(5,273,232)	$134,101	$—	$—	$134,101

Liabilities
Futures	$(1,907,792)	$1,462,750	$(445,042)	$—	$—	$(445,042)
Forwards	(3,810,482)	3,810,482	—	—	—	—

Total liabilities	$(5,718,274)	$5,273,232	$(445,042)	$—	$—	$(445,042)

Net fair value						$(310,941	)*

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount

Assets
Futures	$2,358,928	$(994,318)	$1,364,610	$—	$—	$1,364,610
Forwards	2,562,740	(2,090,243)	472,497	—	—	472,497

Total assets	$4,921,668	$(3,084,561)	$1,837,107	$—	$—	$1,837,107

Liabilities
Futures	$(994,318)	$994,318	$—	$—	$—	$—
Forwards	(2,090,243)	2,090,243	—	—		—

Total liabilities	$(3,084,561)	$3,084,561	$—	$—	$—	$—

Net fair value						$1,837,107	*

*In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off-exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

SECOR Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2015 and 2014, respectively.

December 31, 2015
Assets
Futures Contracts
Energy	$166,730
Grains	61,999
Indices	596,675
Interest Rates U.S.	53,953
Interest Rates Non-U.S.	456,880
Livestock	7,349
Metals	27,646
Softs	91,518

Total unrealized appreciation on open futures contracts	1,462,750

Liabilities
Futures Contracts
Energy	(168,426)
Grains	(130,136)
Indices	(506,993)
Interest Rates U.S.	(4,437)
Interest Rates Non-U.S.	(625,735)
Livestock	(363,321)
Metals	(35,250)
Softs	(73,494)

Total unrealized depreciation on open futures contracts	(1,907,792)

Net unrealized depreciation on open futures contracts	$(445,042)*

Assets
Forward Contracts
Currencies	$2,452,519
Metals	1,492,064

Total unrealized appreciation on open forward contracts	3,944,583

Liabilities
Forward Contracts
Currencies	(2,776,397)
Metals	(1,034,085)

Total unrealized depreciation on open forward contracts	(3,810,482)

Net unrealized appreciation on open forward contracts	$134,101 **

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014
Assets
Futures Contracts
Energy	$935,709
Grains	118,251
Indices	563,204
Interest Rates U.S.	128,952
Interest Rates Non-U.S.	463,646
Livestock	48,805
Metals	42,803
Softs	57,558

Total unrealized appreciation on open futures contracts	2,358,928

Liabilities
Futures Contracts
Energy	(3,923)
Grains	(171,480)
Indices	(568,525)
Interest Rates U.S.	(5,250)
Interest Rates Non-U.S.	(126,467)
Livestock	(44,419)
Metals	(42,011)
Softs	(32,243)

Total unrealized depreciation on open futures contracts	(994,318)

Net unrealized appreciation on open futures contracts	$1,364,610 *

Assets
Forward Contracts
Currencies	$1,430,024
Metals	1,132,716

Total unrealized appreciation on open forward contracts	2,562,740

Liabilities
Forward Contracts
Currencies	(771,725)
Metals	(1,318,518)

Total unrealized depreciation on open forward contracts	(2,090,243)

Net unrealized appreciation on open forward contracts	$472,497 **

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2015, 2014 and for the period ended December 31, 2013.

Sector	2015	2014	2013
Currencies	$(1,026,327)	$3,689,369	$(926,511)
Energy	743,040	3,498,332	(124,556)
Grains	(1,719,878)	890,239	290,497
Indices	2,660,749	(313,136)	464,596
Interest Rates U.S.	(614,102)	1,934,527	(403,291)
Interest Rates Non-U.S.	574,935	(354,310)	274,008
Livestock	426,462	(116,825)	4,327
Metals	2,615,346	(1,141,923)	212,003
Softs	(1,054,491)	(60,972)	43,157

Total	$2,605,734 ***	$8,025,301 ***	$(165,770	)***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forwards, swaps and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2015 and 2014, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. For the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,462,750	$1,462,750	$—	$—
Forwards	3,944,583	1,492,064	2,452,519	—
U.S. Treasury bills	33,497,802	—	33,497,802	—

Total Assets	$38,905,135	$2,954,814	$35,950,321	$—

Liabilities
Futures	$1,907,792	$1,907,792	$—	$—
Forwards	3,810,482	1,034,085	2,776,397	—

Total Liabilities	$5,718,274	$2,941,877	$2,776,397	$—

Net fair value	$33,186,861	$12,937	$33,173,924	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Assets
Futures	$2,358,928	$2,358,928	$—	$—
Forwards	2,562,740	1,132,716	1,430,024	—

Total Assets	$4,921,668	$3,491,644	$1,430,024	$—

Liabilities
Futures	$994,318	$994,318	$—	$—
Forwards	2,090,243	1,318,518	771,725	—

Total Liabilities	$3,084,561	$2,312,836	$771,725	$—

Net fair value	$1,837,107	$1,178,808	$658,299	$—

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2015 and 2014 and for the period August 1, 2013 (commencement of trading operations) to December 31, 2013 were as follows:

	2015	2014	2013
Ratios to average net assets:
Net investment loss*	(0.9)%	(2.8)%	(3.1	)%**

Operating expenses before expense reimbursements	1.7%	2.8%	3.2	%**
Expense reimbursements	(0.8)%	—%	—	%**

Operating expenses after expense reimbursements	0.9%	2.8%	3.2	%**

Total return	6.7%	32.9%	(4.2)%

*	Interest income less total expenses, net of expense reimbursements.

**	Annualized.

SECOR Master Fund L.P.

Notes to Financial Statements

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 4.8% to 46.1% of the Master’s contracts are traded OTC.

Futures Contracts.     The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts.     Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts.     Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits

SECOR Master Fund L.P.

Notes to Financial Statements

of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co. or its affiliate is the counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co., the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.